UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 6, 2006

ECC Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32430	841642470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1833 Alton Parkway, Irvine, California		92606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 856-8300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On January 9, 2006, Steven Szpytek resigned as Executive Vice President and Chief Operating Officer of the registrant in connection with the reorganization described under Item 2.05 of this Current Report on Form 8-K. Mr. Szpytek has assumed the role of Production Director for the registrant’s wholly owned wholesale subsidiary, Encore Credit Corp. ("Encore"). The resignation was not the result of any disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices. Mr. Szpytek’s Executive Employment Agreement terminated in connection with the resignation.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The registrant expects to report an operating loss in its mortgage banking segment for the fourth quarter ended December 31, 2005. As part of its efforts to return its mortgage banking segment to profitability, on January 6, 2006, the registrant announced a reorganization designed to reduce the registrant’s costs, improve efficiency and provide greater control. This reorganization is in response to present and anticipated market conditions.

The reorganization will involve the consolidation of seven Encore wholesale loan processing centers into three. These three centers are located regionally in Irvine, Calif.; Downer’s Grove, Ill.; and Glen Allen, Va. Lending operations for the registrant’s retail subsidiary, Bravo Credit Corporation, will be consolidated into the two centers in Irvine and Glen Allen. The reorganization will result in a reduction in force of approximately 440 employees. The reorganization is expected to be completed by March 2006.

The registrant estimates that it will incur approximately $2 million in one-time employee termination benefits, including employee salaries that will be paid through February 3, 2006. The registrant has determined that it is currently unable in good faith to estimate the total costs it will incur relating to the reorganization, including the amounts it will incur in contract termination costs (primarily leases), asset impairment charges (primarily capitalized software licenses and furniture, equipment and leasehold improvements) and other types of expenses. The registrant is also currently unable to estimate the impact of these costs upon future cash expenditures. The registrant will file an amended Current Report on Form 8-K within four business days of making such estimates.

A copy of the press release issued by the registrant on January 6, 2006, with respect to the reorganization is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.05.

Item 2.06 Material Impairments.

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 2.06.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 9, 2006, Steven Szpytek resigned as Executive Vice President and Chief Operating Officer of the registrant in connection with the reorganization described under Item 2.05 of this Current Report on Form 8-K. Mr. Szpytek has assumed the role of Production Director for Encore. The resignation was not the result of any disagreement with the registrant on any matter relating to the registrant’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.

99.1 Press Release dated January 6, 2006.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC Capital Corporation

January 12, 2006	By:	Shahid S. Asghar

Name: Shahid S. Asghar
Title: President & Co-Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 6, 2006.